Exhibit (a)(3)

FORM OF ACCEPTANCE LETTER

To: Patricia Arciero-Craig

677 Broadway

Albany, New York 12207

facsimile: (518) 447-7933

DELIVERY OF THIS ACCEPTANCE LETTER TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE OR INTERNAL MAIL WITHOUT CONFIRMATION RECEIPT OR TRANSMISSION VIA E-MAIL WILL NOT CONSTITUTE A VALID DELIVERY.

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To First Albany Companies Inc.:

Upon the terms and subject to the conditions set forth in the Terms of the Offer and related cover letter, dated March 27, 2007 (the “Terms of the Offer”), the receipt of which I hereby acknowledge, and in this acceptance letter (this “Letter” which, together with the Terms of the Offer, as they may be amended from time to time, constitutes the “Offer”), I, the undersigned, hereby tender to First Albany Companies Inc. (the “Company”), all of my Eligible Restricted Shares granted under the 1999 Plan, the 2001 Plan or the Descap Plan, as applicable (these Eligible Restricted Shares shall be referred to in this Letter as the “Tendered Restricted Shares”) by agreeing to rescind the Restricted Stock Award Agreements under which they were granted. All capitalized terms used herein and not otherwise defined will have the meanings ascribed to them in the Terms of the Offer.

Subject to, and effective upon, the Company’s acceptance of the Tendered Restricted Shares in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), I hereby surrender to the Company all right, title and interest in and to the Tendered Restricted Shares by rescinding the Restricted Stock Award Agreements under which they were granted.

I hereby represent and warrant that I have full power and authority to tender the Tendered Restricted Shares and that, when and to the extent the Tendered Restricted Shares are accepted by the Company, the Tendered Restricted Shares will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof (other than pursuant to the applicable Restricted Shares Award Agreements) and the Tendered Restricted Shares will not be subject to any adverse claims.

Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to participate in the opportunity to tender (that is, surrender) for cancellation all of my Tendered Restricted Shares for Stock Appreciation Rights

pursuant to the Offer, including without limitation the Stock Appreciation Rights Agreement evidencing my Stock Appreciation Right.

The name and social security number of the registered holder of the Tendered Restricted Shares appears below exactly as it appears on the applicable Restricted Shares Award Agreement representing the Tendered Restricted Shares.

I understand and acknowledge that:

(1)          I may tender my currently outstanding Eligible Restricted Shares but I am not required to tender any of my Eligible Restricted Shares. However, I must tender all or none of such Eligible Restricted Shares (no partial tender of Restricted Shares is permitted).

(2)          All Tendered Restricted Shares properly tendered prior to 11:59 p.m., Eastern Daylight Time, on May 9, 2007, unless the Company has extended the period of time the Offer will remain open (the “Offer Expiration Date”), will be cancelled subject to the conditions of the Offer, including the conditions described in the Terms of the Offer.

(3)          Upon the Company’s acceptance of the Tendered Restricted Shares for cancellation, I understand that the Restricted Stock Award Agreements to which the Tendered Restricted Shares are subject will be rescinded and the Restricted Shares will be canceled and I will have no further rights with respect to, and release the Company and its affiliates from any and all claims relating to such Tendered Restricted Shares under the Plans or any Restricted Shares Award Agreement. I acknowledge the receipt of fair value with respect to such Tendered Restricted Shares in connection with the Offer.

(4)          By tendering the Tendered Restricted Shares pursuant to the procedure described in the Terms of the Offer, I accept the terms and conditions of the Offer, including but not limited to, my agreement to revise the definition of Change in Control (for the full definition of Change in Control as revised, see the Terms of the Offer under “Agreement to Revise Change in Control Definition”) with respect to all of my outstanding equity awards under all Plans (including all Restricted Shares and all stock options) in order to exclude any events that would otherwise trigger a Change in Control that are directly attributable to capital raising transactions.

The Company’s acceptance for cancellation of the Tendered Restricted Shares will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Offer.

(5)          Under certain circumstances set forth in the Terms of the Offer, the Company may terminate or amend the Offer and postpone its acceptance and cancellation of any Tendered Restricted Shares, and in any such event, the Tendered Restricted Shares delivered herewith but not accepted for cancellation will be returned to me at the address indicated below.

(6)          If I elect not to tender all Eligible Restricted Shares or if any Eligible Restricted Shares I tender are not accepted for cancellation, all such non-cancelled Eligible Restricted Shares shall remain outstanding and retain their current vesting schedule and other current terms in accordance with the terms and conditions set forth in the applicable Plan.

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In the event my employment with First Albany is terminated for any reason prior to the completion of the Offer, I will not be entitled to any Stock Appreciation Right or any other consideration or payment for such Tendered Restricted Stock Award which is cancelled by the Company.

(7)          The Company has advised me to consult with my own advisors as to the consequences of participating or not participating in the Offer.

(8)         Neither the Company nor any other person is obligated to give notice of any defects or irregularities in any acceptance letter, nor will anyone incur any liability for failure to give any such notice. The Company will determine, in its discretion, all questions as to the form and validity, including time of receipt, of acceptance letters. The Company’s determination of these matters will be final and binding.

(9)        The signed signature page of this Letter (or a facsimile copy thereof) must be received by the Company on or prior to the Offer Expiration Date. A properly signed paper copy of the signature page of this letter must be delivered by internal mail, regular external mail, or facsimile; provided that, if internal mail is used, I have received a confirmation of receipt from the Company. Delivery by e-mail will not be accepted. The method by which the signed signature page is delivered is at my option and risk, and the delivery will be deemed made only when actually received by the Company. If the signed signature page of this Letter is delivered by regular external mail, the Company has recommended that registered mail with return receipt requested be used. In all cases, sufficient time should be allowed to ensure timely delivery.

(10)      I have read, understand and agree to all of the terms and conditions of the Offer.

All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable.

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I have signed this Letter exactly as my name appears on the Restricted Stock Award Agreement evidencing the Eligible Restricted Shares I am tendering. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity for me, the signer’s full title is set forth below and included with this Letter is proper evidence of the authority of such person to act in such capacity.

SIGNATURE OF RESTRICTED SHARES AWARDEE

    (Signature of Restricted Shares Awardee or Authorized Signatory)

Date: ____________________, 2007

Print Name:

Capacity:

Address:

Telephone No. (with area code):

Tax ID/Social Security No.:

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